Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Spinnaker ETF Series and to the use of our report dated May 27, 2022 on the financial statements and financial highlights of VectorShares Min Vol ETF, a series of shares of beneficial interest in Spinnaker ETF Series. Such financial statements and financial highlights appear in the March 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 28, 2022